EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

HIGHER REVENUES AND LESS DEBT

Pasadena, CA – September 23, 2010 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCL and GFNCZ) today announced its consolidated financial results for the fourth quarter and year ended June 30, 2010 (“FY 2010”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand, and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.  Unaudited non-U.S. GAAP financial information for the year ended June 30, 2009 (“FY 2009”), which combines the first quarter ended September 30, 2008 results of Pac-Van (prior to its acquisition on October 1, 2008) with the consolidated results of General Finance, is provided for comparison purposes.

General Finance Consolidated Fourth Quarter Ended June 30, 2010 (“QE4 FY 2010”) Results Compared to Fourth Quarter Ended June 30, 2009 (“QE4 FY 2009”) Results

•	Total revenues increased by 15%, from $37.8 million in QE4 FY 2009 to $43.5 million in QE4 FY 2010;
•	Leasing revenues increased slightly, from $19.3 million in QE4 FY 2009 to $19.4 million in QE4 FY 2010;
•	Leasing revenues comprised 45% of total revenues in QE4 FY 2010 versus 51% in QE4 FY 2009;
•	Sales revenues increased approximately 31%, from $18.4 million in QE4 FY 2009 to $24.1 million in QE4 FY 2010;
•	Adjusted EBITDA (1) increased from $7.9 million in QE4 FY 2009 to $8.2 million in QE4 FY 2010;
•	Adjusted EBITDA margin as a percentage of total revenues decreased from 21% in QE4 FY 2009 to 19% in QE4 FY 2010;
•	A non-cash goodwill impairment charge of $7.6 million was recorded as a result of the adverse effect of the economic conditions in the United States on Pac-Van’s valuation;
•	Interest expense increased from $2.8 million in QE4 FY 2009 to $4.2 million in QE4 FY 2010; and
•	The effect of foreign currency exchange resulted in a loss of $1.8 million for QE4 FY 2010, versus a $3.3 million gain in QE4 FY 2009 due to the weakening of the Australian dollar.

Key Financial Highlights

•	Days sales outstanding in trade receivables improved at Royal Wolf from 49 days at June 30, 2009 to 43 days at June 30, 2010, and at Pac-Van from 59 days to 53 days, respectively;
•	For FY 2010, Pac-Van reduced its inventories by $2.8 million and Royal Wolf reduced its inventories by $1.8 million;
•	The utilization rate of the total lease fleet, on a unit basis, increased from 70% at June 30, 2009 to 79% at June 30, 2010;
•	Net fleet capital expenditures were reduced by 70%, from $14.3 in FY 2009 to $4.3 million in FY 2010;
•
During FY 2010, outstanding borrowings were reduced by $11.9 million in the United States and, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, by $8.4 million at Royal Wolf;

•	Royal Wolf was in compliance with the covenants of its senior credit and subordinated indebtedness at June 30, 2010;
•	Subsequent to June 30, 2010, Pac-Van refinanced its senior credit and subordinated indebtedness that resulted in a new credit facility and the issuance of a $15.0 million subordinated note by GFN;
•	General Finance completed its rights offering that resulted in net proceeds of $5.9 million; and
•
FY 2010 total revenues were $156.3 million ($57.1 million in the United States and $99.2 million in the Asia-Pacific area) and FY 2010 adjusted EBITDA was $31.5 million ($10.1 million in the United States and $21.4 million in the Asia-Pacific area).

(1) Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA” and “adjusted EBITDA”) are supplemental measures of performance that are not required by, or presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Adjusted EBITDA (which adds back share-based compensation expense) is a non-U.S. GAAP measure, is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of our adjusted EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “We are pleased with our quarterly results, as revenues, utilization and adjusted EBITDA all improved over the preceding fourth quarter.  As we discussed in prior quarters, we have been looking for a bottom in the United States and believe we have now seen stabilization in rates and a pick up in demand.”

In regard to General Finance’s Asia-Pacific organization, Mr. Valenta noted, “In the month of June, we experienced record sales and leasing revenues from our core operations.  In addition, conditions in the industry have given us an opportunity to strengthen our pricing at the beginning of the new fiscal year and we are moving forward with a full head of steam.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “Though our U.S. GAAP operating results do not necessarily reflect it, we entered our fiscal year 2011 on a more positive basis than we entered fiscal year 2010.  We generated free cash flow of $17.3 million over fiscal year 2010, which enabled us to reduce indebtedness by $20.3 million, and in late June we completed our rights offering.   In July, we used $4.8 million of the net proceeds from the rights offering for the Pac-Van refinancing that resulted in a new senior credit facility with less restrictive covenants. While we believe that we are at or near the bottom of the adverse effect of the recession in the United States and the outlook for the Australian economy is positive, we still have our challenges during fiscal year 2011.  Among them are obtaining the capital resources that may be required to satisfy certain commitments to Bison Capital relating to Royal Wolf in fiscal year 2012 and continuing the reduction of our overall leverage. ”

Conference Call

A conference call is scheduled for Thursday, September 23, at 8:30 a.m. PDT (11:30 am EDT) to discuss the QE4 FY 2010 earnings results.  The conference call number for U.S. participants is (866) 901-5096, the conference call number for participants outside the U.S. is (706) 643-3717 and the conference ID number for both conference call numbers is 99683307.  A replay of the conference call may be accessed through October 8, 2010 by U.S. callers by calling (800) 642-1687 or by callers outside the U.S. by calling (706) 645-9291; both U.S. callers and callers outside of the U.S. will utilize conference ID number 99683307 to access the replay of the conference call.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)
	Quarter Ended June 30,
	2009	2010
Revenues
Sales	$18,435	$24,072
Leasing	19,316	19,387
	37,751	43,459

Costs and expenses
Cost of sales	14,401	18,501
Leasing, selling and general expenses (a)	15,663	16,755
Impairment of goodwill	—	7,633
Depreciation and amortization	5,884	4,690

Operating income	1,803	(4,120)

Interest income	52	56
Interest expense (b)	(2,773)	(4,203)
Foreign currency exchange gain (loss) and other	3,263	(1,768)
	542	(5,915)

Income (loss) before provision for income taxes	2,345	(10,035)

Provision (benefit) for income taxes	311	(1,195)

Net income (loss)	2,034	(8,840)

Noncontrolling interest	11	(573)
Preferred stock dividends	(41)	(43)

Net income ( loss) attributable to common stockholders	$2,004	$(9,456)

Net income (loss) per common share:
Basic	$0.11	$(0.53)
Diluted	0.11	(0.53)

Weighted average shares outstanding:
Basic	17,826,052	17,826,052
Diluted	17,826,052	17,826,052

(a) Includes share-based compensation expense of $246 and $14 during QE4 FY 2009 and QE4 FY 2010, respectively.

(b) Includes an unrealized gain on interest rate swap and option contracts of $769 during QE4 FY 2009 and an unrealized loss of $82 during QE4 FY 2010.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Balance Sheet Information (In thousands)
	June 30, 2009	June 30, 2010

Trade and other receivables, net	$26,402	$25,667
Inventories	22,511	19,063
Lease fleet, net	188,915	188,410
Total assets	358,696	346,880

Trade payables and accrued liabilities	24,657	25,246
Senior and other debt	200,304	186,183
Total stockholders’ equity	103,174	101,734

NON-U.S. GAAP COMBINED GENERAL FINANCE CORPORATION and PAC-VAN, INC.
For the Year Ended June 30, 2009 (“FY 2009”)
and
 CONSOLIDATED GENERAL FINANCE CORPORATION
For the Year Ended June 30, 2010 (“FY 2010”)
Consolidated Statements of Operations
(In thousands, except per share data)

	GFN Consolidated	Pac-Van	GFN Combined	GFN Consolidated
	FY 2009			FY 2010
Revenues
Sales	$75,528	$8,735	$84,263	$79,207
Leasing	70,932	13,907	84,839	77,102
	146,460	22,642	169,102	156,309

Costs and expenses
Cost of sales	58,373	6,294	64,667	61,366
Leasing, selling and general expenses (a)	56,984	11,738	68,722	64,116
Impairment of goodwill	—	—	—	7,633
Depreciation and amortization	17,045	1,229	18,274	19,619

Operating income	14,058	3,381	17,439	3,575

Interest income	296	—	296	234
Interest expense (b)	(16,161)	(2,894)	(19,055)	(15,974)
Foreign currency exchange gain (loss) and other (c)	(9,312)	—	(9,312)	1,948
	(25,177)	(2,894)	(28,071)	(13,792)

Income (loss) before provision for income taxes	(11,119)	487	(10,632)	(10,217)

Provision (benefit) for income taxes	(4,374)	173	(4,201)	(1,261)

Net income (loss)	(6,745)	314	(6,431)	(8,956)

Noncontrolling interest	3,028	—	3,028	(2,295)
Preferred stock dividends	(62)	—	(62)	(168)

Net income (loss) attributable to common stockholders	$(3,779)	$314	$(3,465)	$(11,419)

Net income loss per common share:
Basic	$(0.22)	$(0.64)
Diluted	(0.22)	(0.64)

Weighted average shares outstanding:
Basic	16,817,833	17,826,052
Diluted	16,817,833	17,826,052

(a) Includes share-based compensation expense of $1,140 for Pac-Van and $902 for GFN Consolidated during FY 2009.  In addition, transaction-related costs incurred by Pac-Van totaled $97 in FY 2009.  During FY 2010, share-based compensation expense totaled $629 for GFN Consolidated.

(b) Includes an unrealized loss on interest rate swap and option contracts at GFN Consolidated of $2,057 during FY 2009 and an unrealized gain of $231 during FY 2010.

(c) General Finance has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During FY2009, GFN Consolidated incurred net unrealized and realized foreign exchange losses totaling $6,616 and $2,847, respectively.  During FY 2010, net unrealized and realized foreign exchange gains totaled $586 and $453, respectively, for GFN Consolidated.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements.  Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian or New Zealand dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets.  These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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